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                                                                    EXHIBIT 12.1


                       SERVICE CORPORATION INTERNATIONAL
                       RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                                 Six Months Ended June 30,
                                                                                   2000              1999
                                                                               -------------     ------------
                                                                              (Thousands, except ratio amounts)
Pretax income from continuing operations ..................................    $     125,990     $    167,661

Undistributed income of less than 50% owned equity investees ..............           (1,403)          (1,254)
Minority interest in income of majority owned subsidiaries
 with fixed charges .......................................................              378             (878)
Add fixed charges as adjusted (from below) ................................          164,394          132,911
                                                                               -------------     ------------
                                                                               $     289,359     $    298,440
                                                                               -------------     ------------

Fixed charges:
 Interest expense:
         Corporate ........................................................    $     139,780     $    114,846
         Financial services ...............................................            6,612            5,922
         Capitalized ......................................................               (1)             953
 Amortization of debt costs ...............................................            3,334             (637)
 1/3 of rental expense ....................................................           14,668           12,780
                                                                               -------------     ------------
Fixed charges .............................................................          164,393          133,864
 Less: Capitalized interest ...............................................                1             (953)
                                                                               -------------     ------------
Fixed charges as adjusted .................................................    $     164,394     $    132,911
                                                                               =============     ============

Ratio (earnings divided by fixed charges) .................................             1.76             2.23
                                                                               =============     ============
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